EXHIBIT 10.1

MENTOR PROTÉGÉ AGREEMENT

Coachmen Industries, Inc., 2831 Dexter Drive, Elkhart, IN 46514, hereinafter the "Mentor' or "Coachmen'", and The Warrior Group, Inc., a Texas Corporation with its principal place of business at 1624 Falcon Drive, Suite 100, DeSoto, TX 75115 , hereinafter the "Protégé" or "Warrior'" (collectively "parties"), hereby agree to enter into this Mentor Protégé Agreement ("Agreement") for their mutual benefit pursuant to the Title 13 Section 124.520 of the United States Code of Federal Regulations ("CFR"). This Agreement must be approved by the Small Business Administration (“SBA”). This Agreement becomes effective on the date that it is approved by the SBA, and Mentor will provide such assistance to the Protégé firm for at least one year.

WHEREAS, Coachmen is a successful public company with approximately $800 million in revenues in 2004, and with several subsidiaries having significant experience in negotiating and performing building contracts governmental entities;

WHEREAS, Coachmen during the performance of these contracts has developed particular expertise in the program management, financing and cash management of contracts,

WHEREAS. Coachmen companies have entered into and successfully and profitably performed building and supply contracts as both a prime contractor and subcontractor, with both large and small businesses (as determined by the North American Industry Classification System ("NAICS") Codes of the SBA);

WHEREAS, Warrior is a participant in the SBA's Section 8(a) Business Development ("BD"") program:

WHEREAS, Warrior is a successful Section 8(a) BD contractor;

WHEREAS; Warrior has experienced continuing difficulty in program management, financing and cash management of its contracts with the Federal Government;

WHEREAS, the Parties believe that by entering into this Agreement Coachmen will be able to provide Warrior with the financial stability and management expertise necessary to effectively compete for Government contracts: and

WHEREAS, Coachmen and Warrior agree that entering into this Agreement will primarily benefit Warrior and provide incidental benefits to Coachmen,

NOW, THEREFORE, the parties agree to enter into this Agreement, subject only to the approval of the SBA.

I .    Qualifications of Mentor

a.     Coachmen is in its fortieth (40th) year of business and its thirty fifth (35th) as a publicly listed company. Its companies have, during its existence, successfully completed millions of dollars of government or federally funded work, as well as millions of dollars of private contracting.
b.     Coachmen also enjoys an excellent technical reputation in its customer community, as well as a reputation in financial circles as a well-managed and financially strong operation. Coachmen has sustained an excellent track record in contract performance.

c.     Coachmen has assembled a support infrastructure with extensive experience in (i) contracts and their administration; (ii) financial management; (iii) business and contract law: (iv) marketing, bidding and proposal preparation; and (v) human resources and benefits administration. Coachmen can provide Warrior with appropriate access to this infrastructure as an element of its commitment to share its management expertise with Warrior.

d.     Coachmen has been profitable for the last two years and thus possesses favorable financial health, as that term is defined in 13 CFR §§ 124.520(b)(1)(i) and (b)(3).

e.     Coachmen is not on the Federal list of debarred or suspended contractors or proposed for suspension or debarment and thus possesses good character. 13 CFR §§ 124.520(b) (1) (ii) and (b) (1) (iii).

f.     Based on its extensive experience in contracting with the Federal Government, Coachmen can provide Warrior with significant guidance and support in government and private sector contracting.

g.     Coachmen's primary NAICS code is 321992.

h.     Coachmen is not a Mentor to any other 8(a)BD or any other firm in the SBA's or any other Federal agency's Mentor Protégé Program.

2.    Qualifications of Protégé

a.     Warrior has established a reputation in the Government customer community for technical excellence and effective performance, but has not been as effective in the management and utilization of its financial resources. As such, Warrior currently finds itself unable to compete with larger, more financially strong concerns.

b.     Warrior entered the 8(a)BD Program on 08/24/2001 .

c.     Warrior's primary 8(a) NAICS Code is 236220. The small business size of that NAILS Code requires that Warrior not exceed $28.5 million average sales over (3) consecutive years.

d.     Warrior has never had revenue over $14.0 million which is less than half the standard corresponding to its primary NAICS Code and, therefore, is eligible to participate in the Mentor Protégé Program. 13 CFR § 124.520(c)(1)(iii).

e.     Warrior does not have any termination or suspension proceedings against it and is up to date with its reporting requirements. Thus, Warrior is in good standing in the 8(a)BD Program. 13 CFR § 124.520(c)(2).

                  f.     Warrior does not have any other Mentors.

3.    Assessment of Needs of Protégé

To date, Warrior has primarily focused on Government related projects and has experienced success in this arena. However, in consultation with Coachmen, Warrior has identified the following areas in which it needs to increase or develop its expertise in order to remain competitive.

a.     Private market. Warrior relies primarily on Government related projects and needs to expand into the commercial, educational and construction industries.

b.     Ability to meet each state's building code requirements. Warrior must increase its knowledge of state and national building code requirements.

c.    Fleet management and logistics. In addition to the new custom transactions where the equipment being provided is built specifically for a project, Warrior needs to increase its ability to manage a fleet of pre-built units in order to service clients when time restraints make custom-built products impossible.

d.     Vendor pool.  Warrior needs to develop an established network of manufacturers and contractors nationwide.

e.     Financial resources.  Warrior lacks the financial stability to aggressively attack sizable government or commercial projects with confidence, in part because Warrior lacks experience in utilizing various analysis tools used to assess and structure transactions.

f.     Product lines.  Warrior has only had experience in providing modular wood framed buildings but needs to gain knowledge of concrete and steel products and value added products such as furniture, steps, ramps, telecommunications, security systems and storage equipment.

g.     Managed growth. To successfully compete in the national federal contract arena, Warrior needs to learn management skills that will enable Warrior to establish multiple locations over the next 2-3 years.

h.     Bonding. Warrior lacks sufficient bonding capacity to increase market share.

i.     Quality Control.  Warrior will require QA/QC and manufacturing expertise as it relates to their modular procurement opportunities.

4.    Assistance to Be Provided by Mentor

a.     As indicated above. Coachmen has the contract management expertise and financial resources to mentor Warrior while it is in the 8(a)BD program.

b.     General Assistance. To ensure Warrior's ongoing financial and contracting health. Coachmen and Warrior will meet on a not less than quarterly basis to (i) review the status of ongoing contracts, (ii) review prospective bidding opportunities, (iii) analyze cash-flow requirements and projected financial needs. (iv) review contract performance problems, and (v) determine technical and/or management assistance needed by Warrior, as necessary. Coachmen will also meet with customers as deemed necessary to assure them of Coachmen's continuing support to Warrior.

c.     Targeted Assistance. Based upon the Coachmen's assessment of Warrior's needs, Coachmen will endeavor to help Warrior address each of the categories previously mentioned in Section 3 in the following ways:

i.    Private market. Coachmen services customers in the commercial, educational and construction industries and can provide Warrior with the benefit of over thirty years of marketing and customer service experience, and thereby assist Warrior in establishing a national brand name presence through Warrior /Coachmen Joint Venture Activities.

ii.     Ability to meet each state's building code requirements. Warrior will have access to Coachmen's knowledge of state and national building code requirements. Coachmen maintains over 20 manufacturing facilities in the US and is responsible for meeting state codes throughout its marketing area. By partnering on commercial transactions Warrior will have the opportunity to become familiar with this process nationwide.

iii.     Vendor pool. Coachmen has established a network of approved vendors, manufacturers and contractors throughout its marketing area. Through this relationship Warrior will have access to this vendor pool and be provided the opportunity to avail itself of the qualification process as well as establish relationships with these vendors. This will provide Warrior with the future ability to perform work on a nationwide basis.

iv.   Financial resources. Coachmen can provide the financial stability to enable Warrior to aggressively attack larger government or commercial projects with confidence. Further, Coachmen can provide Warrior with its experience in utilizing various analysis tools used to assess and structure transactions. These resources include indemnity for Warrior as it relates to increasing its bonding capacity.

v.    Product lines. In addition to modular wood framed buildings, Coachmen also provides concrete and steel buildings, modular homes, recreational vehicles, thermo-formed plastic products, and construction site services. Through the Mentor Program, Warrior will have the opportunity to learn about these products and provide itself additional growth opportunities

vi.     Overall Growth. Coachmen will assist Warrior to the extent the parties deem necessary and appropriate in acquiring the management skills that will enable Warrior to establish multiple locations over the next 2-3 years.

d.     In addition, Coachmen, in conformance with the Small and Disadvantaged Subcontracting requirements of Federal procurement, will endeavor to subcontract with Warrior in its areas of expertise.

e.     Finally, Coachmen will attempt to expand Warrior's market access by advising and supporting contacts within the customer community and be available on a continuing basis to assist Warrior in overcoming the daily challenges of operating a small business.

5.    Right to Terminate the Agreement

Either Protégé or Mentor may terminate this Agreement upon 30-days advance written notice to the other party of the Mentor/Protégé relationship and to the SBA.

6.    Relationship of the Parties

This Agreement does not create a joint venture, partnership, or formal business relationship of any kind other than a Mentor Protégé relationship pursuant to 13 CFR § 124.520. Thus, the parties agree that no legal relationship of any kind exists as a result of this Agreement, other than as expressly contained herein. Nor shall either party have the authority to create any obligation for the other party, except to the extent stated herein. Any attempt to do so without the express prior consent of the other party shall be void.

7.    Protection of Proprietary Information

a.     The parties anticipate that it may be necessary for either party to transfer to the other information of a proprietary nature in connection with performance under this Agreement. All such information shall be so designated in writing on each page or sheet or by appropriate stamp or legend by the party to qualify as proprietary.

b.     Each of the parties agrees that it will use the same reasonable efforts to protect the other party's proprietary information as are used to protect its own proprietary information.

c.     Proprietary information shall be used only in preparation and submission and performance of this Agreement. However, the Mentor may, without liability, disclose to the SBA information received from the Protégé that is necessary for the evaluation, discussion or negotiation of the Agreement. If any such information is market proprietary, such marking will be retained on any disclosed information.

d.     The Mentor assumes no responsibility for release of proprietary information by the U.S. Government to the general public pursuant to the Freedom of Information Act or any similar statute or regulation.

e.     A party's obligations regarding the use of proprietary information are not applicable under the following conditions:

If prior to the receipt thereof under this Agreement, the information has been developed independently by the party receiving it by persons not having access to the information, or was lawfully known to the party receiving it as demonstrated by written records, or has been lawfully received from other sources, including the SBA, provided such other source did not receive it due to a breach of this Agreement;

If. subsequent to the receipt thereof under this Agreement, (a) the information is published by the party furnishing it or is disclosed by the party furnishing it to others, including the customer, without restriction, (b) the information has been lawfully obtained by the party receiving it from other sources, including the SBA, provided such other source did not receive it due to a breach of this Agreement, or (c) such information otherwise comes within the public knowledge or becomes generally known to the public without fault of the recipient.

f.     Proprietary information furnished hereunder shall remain the property of the furnishing party and shall be returned to it promptly upon request. Neither this Agreement nor the furnishing of any information hereunder by either party to the other shall be construed as granting any license under or right in any invention, patent, trade secret, trademark, copyright, data or information of the disclosing party.

g.     Notwithstanding the expiration of other portions of this Agreement, the obligations of the parties under this paragraph shall continue for a period of two (2) years from the termination of this Agreement or disclosure, whichever is earlier.

8.   Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS, OR INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY, WHETHER SUCH DAMAGES ARE ALLEGED TO HAVE RESULTED FROM BREACH OF CONTRACT OR TORT, FOR ANYTHING RELATING TO OR ARISING OUT OF THIS AGREEMENT.

9.   Indemnification

SUBJECT TO ARTICLE 8 ABOVE, EACH PARTY SHALL INDEMNIFY AND HOLD THE OTHER HARMLESS FROM ANY AND ALL CLAIMS, ACTIONS, DAMAGES AND LIABILITIES (INCLUDING REASONABLE ATTORNEY'S FEES) TO THE EXTENT ARISING DIRECTLY AND PROXIMATELY OUT OF THE INDEMNIFYING PARTY'S NEGLIGENCE, OR WILLFUL, WANTON OR RECKLESS CONDUCT AND WHICH RESULTS IN DEATH OR AN OCCURRENCE CAUSING BODILY INJURY OR DAMAGE TO ANY REAL OR TANGIBLE PERSONAL PROPERTY, ARISING FROM OR RELATING TO THE PERFORMANCE OF THIS AGREEMENT.

10.   Assignment

Neither this Agreement nor any of the responsibilities here-under may be assigned or otherwise transferred by either party, in whole or in part, to any entity that is not a party to this Agreement without the express, prior written consent of the other party. Such consent shall not be unreasonably withheld. Absent such express, prior written consent, any attempted assignment to any entity that is not a party to this Agreement shall be null and void and have no effect on either party's obligations under this Agreement.

11.   Amendment of Agreement

This Agreement shall not be amended or modified, nor shall any waiver, right, or obligation hereunder be effective unless set forth in a document executed by duly authorized representatives of each party. Any change to the Agreement must be approved in advance by the SBA.

12.   Notices

Any notice, modification, change. consent, demand or request required or permitted by this Agreement shall be deemed to have been sufficiently given when personally delivered, delivered by overnight carriers, or transmitted by first class United States Mail, postage prepaid, addressed as follows:

To Mentor:	To Protégé:
Coachmen Industries, Inc.	The Warrior Group, Inc.
2831 Dexter Drive	1624 Falcon Drove., Suite 100
P. 0. Box 3300	DeSoto, TX 75115
Elkhart, IN 46515
Attn: General Counsel	Attn: V. Gail Warrior-Lawrence
Phone: (574) 262-0123	Phone: 972-228-9955
Facsimile: (574) 264-2013	Facsimile: 972-228-9972

13.   Law

This Agreement shall be governed by the interpreted according to the laws of the State of Indiana.

14.   Authority

The parties represent that the undersigned are duly authorized representatives of the parties and have the authority to bind the respective parties to this Agreement.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized representative as of the day and year written below.

COACHMEN INDUSTRIES, INC.	THE WARRIOR GROUP, INC.
By: /s/ Matt Schafer	By: /s/ Gail Warrior Lawrence

Its: President and Chief Operating Officer	Its: President and Chief Executive Officer

Date:June 16, 2005	Date: June 16, 2005